EXHIBIT 99.1


GM Announces Additional Actions to Support
North American Turnaround

DETROIT - General Motors Corp. (NYSE: GM) today announced significant new actions to support its ongoing turnaround plan, particularly in its North American business, to reduce costs and business risks, and to further enhance its financial flexibility.

These actions include the following:
o Revised health-care benefit plan for salaried retirees in the U.S. that is expected to reduce the company's liability by about $4.8 billion and its annual health-care expense by almost $900 million before tax;
o     Planned restructuring of the U.S. salaried pension benefit plan;
o     50-percent reduction in the cash dividend paid to stockholders;
o Significant reduction in salary for GM's chairman and senior leadership team;
o     50-percent reduction in compensation for outside board members.

"These are difficult decisions that involve sacrifices by our employees, stockholders, retirees, and the senior leadership team," GM Chairman and Chief Executive Officer Rick Wagoner said. "However, we are confronting a dramatic change in our industry and in the global competitive environment, and that requires us to look for additional ways to reduce financial risk and improve our competitiveness for the long term."

Wagoner said the actions announced today further support the ongoing implementation of GM's North American turnaround plan.

"We are now aggressively implementing a solid plan to turn around the North American business and restore overall profitability as quickly as possible," Wagoner said. "It includes plans to grow our revenue base with great cars and trucks and the right marketing strategies - and I have great confidence that we are moving quickly in the right direction here. We also have a clear plan to address our costs, especially in areas where we are not competitive - our structural costs, and health-care and legacy costs."

GM previously announced plans to reduce its North American structural costs by $6 billion on a running-rate basis by the end of 2006, and further plans to reduce its annual net material costs by $1 billion. GM signed a historic agreement with the UAW in October and announced a capacity reduction plan in November that included ceasing operations at nine assembly, stamping and powertrain facilities. Additionally, an aggressive target was recently announced to reduce global structural costs to 25 percent of automotive revenue by 2010 from the 2005 level of about 34 percent on a global basis.

"Our plan is focused on setting us up to be competitive for years to come, and to achieve strong business results - in revenue, income, and cash flow," Wagoner said. "We need to improve our liquidity and our balance sheet, and to reduce risks to our business and financial viability going forward. And while the steps we've announced previously are big, we said at the time we would be doing more. The next steps are today's announced actions."

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                          SALARIED RETIREE HEALTH CARE

General Motors today advised its U.S. salaried employees, who are eligible for retirement health-care coverage, of changes to their retiree health-care benefits.

GM will cap its contributions to salaried retiree health-care at the level of its 2006 expenditures. The cap will take effect beginning Jan. 1, 2007. This affects those employees and retirees who are eligible for the salaried post-retirement health-care benefit, their surviving spouses and their eligible dependents. Salaried employees who were hired after Jan. 1, 1993, are not eligible for retiree health-care benefits, so they are not affected by these changes.

When average costs exceed established limits following 2006, additional plan changes that affect cost-sharing features of program coverage will occur, effective with the start of the next calendar year. Program changes may include, but are not limited to, higher monthly contributions, deductibles, coinsurance, out-of-pocket maximums and prescription drug payments. Plan changes may be implemented in medical, dental, vision, and prescription drug plans.

"This is a difficult but necessary decision, and it was made only after the greatest deliberation," said Wagoner. "A number of other U.S. companies have already taken similar action in the face of these rising costs and increasing global competition. In particular, U.S. health-care costs continue to rise at high rates. When these benefits were conceived decades ago, no one could have foreseen the explosive cost inflation that we have been experiencing in recent years. These costs are simply not sustainable."

The adjustments are projected to reduce GM's retiree health-care (OPEB) liabilities by approximately $4.8 billion and cut GM's annual retiree health-care expense by approximately $900 million on a full-year pre-tax basis. The majority of the OPEB liability reduction and related expense would accrue to GM's North American automotive operations. Cash savings will be limited initially, but GM expects that cash savings from this action will grow to about $200 million within five years, and then continue to increase after that.

                   ADDITIONAL SALARIED BENEFIT CHANGES PLANNED

In addition to the health care benefit changes announced today, GM is currently evaluating ways to restructure its U.S. salaried pension benefits.

"We have decided to substantially alter the pension benefits for current U.S. salaried employees so that we can provide a competitive and fair benefit but also reduce the financial risks to GM," Wagoner said. "While we will announce specific details early next month, we intend to freeze accrued benefits in the current plan and implement a new plan for future accruals which could include a defined contribution or cash balance plan."

Wagoner said the pension plan changes would not affect current retirees or surviving spouses who are drawing benefits from the Salaried Retirement Program.

                               QUARTERLY DIVIDEND

The GM Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on March 10, 2006 to holders of record as of Feb. 16, 2006. The dividend had been $0.50 per share, per quarter, since the first quarter of 1997.

"While GM believes it has adequate cash to fund its turnaround initiatives, it is essential that we stay focused on enhancing our liquidity and financial flexibility," said Wagoner. The change in the dividend rate would reduce GM's cash outlay by about $565 million on an annualized basis.

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                 EXECUTIVE AND BOARD COMPENSATION REDUCTIONS

GM senior leadership team will reduce its salaries as follows:
50 percent reduction for Wagoner; 30 percent reduction for vice chairmen
John Devine, Bob Lutz and Fritz Henderson; 10 percent reduction for Executive Vice President and General Counsel Thomas Gottschalk.

Additionally, there were no annual or long-term cash incentive awards paid to GM's global executives for the 2005 performance year.

"While our `pay-for-performance' executive compensation system is already structured to significantly reduce total compensation when our business performance and stock price are underperforming, we all agreed that this is the right step to take at this time," Wagoner said.

The Board of Directors voluntarily reduced board member compensation by 50 percent. Non-employee directors will forgo cash compensation and will retain some of the stock portion of their annual retainer.

General Motors Corp., the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005, 9.17 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. More information on GM can be found at www.gm.com.

Forward-looking Statements
In this press release and in related comments by General Motors' and General Motors Acceptance Corporation's management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," "impact," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements in this press release and in related comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include, among others, the following: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring, to achieve reductions in health care and pension costs and to implement capital expenditures at levels and times planned by management; the amount and rate of employee attrition, the pace of product introductions; market acceptance of the corporation's new products; significant changes in the competitive environment and the effect of competition in the corporation's markets, including on the corporation's pricing policies; our ability to maintain adequate financing sources and an appropriate level of debt; restrictions on GMAC's and Residential Capital Corporation (ResCap)'s ability to pay dividends and prepay subordinated debt obligations to us; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations by the SEC; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the


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agreements with those unions with regard to employees/retirees; labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; additional credit rating downgrades; the impact of a potential sale or other extraordinary transaction involving GMAC on the results of GM's and GMAC's operations and liquidity; other factors impacting financing and insurance operating segments' results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in our contractual servicing rights; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

In addition, GMAC's actual results may differ materially due to numerous important factors that are described in GMAC's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include, among others, the following: the ability of GM, to complete a transaction with a strategic investor regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM; significant changes in the competitive environment and the effect of competition in the corporation's markets, including on the corporation's pricing policies; our ability to maintain adequate financing sources; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM's contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; funding obligations under GM and its subsidiaries' qualified U.S. defined benefits pension plans; restrictions on ResCap's ability to pay dividends and prepay subordinated debt obligations to us; changes in the residual value of off-lease vehicles; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Use of the term "loans" describes products associated with direct and indirect lending activities of GMAC's global operations. The specific products include retail installment sales contracts, loans, lines of credit, leases or other financing products. The term "originate" refers to GMAC's purchase, acquisition or direct origination of various "loan" products.


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